Exhibit 99.1

Zymeworks Announces Closing of Public Offering and Exercise in Full of the

Underwriters’ Option to Purchase Additional Shares

Vancouver, Canada and Seattle, Washington (January 31, 2022) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today announced the closing of its previously announced underwritten public offering of 11,035,000 common shares, including the exercise in full of the underwriters’ option to purchase 1,875,000 additional shares, and, in lieu of common shares to certain investors, pre-funded warrants to purchase up to 3,340,000 common shares. The common shares were offered at a public offering price of $8.00 per common share and the pre-funded warrants were offered at a public offering price of $7.9999 per pre-funded warrant, which represents the per share public offering price for each common share less the $0.0001 per share exercise price for each pre-funded warrant. The gross proceeds to Zymeworks from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Zymeworks, were approximately $115.0 million.

Jefferies, Evercore ISI, Stifel and Wells Fargo Securities acted as joint book-running managers for the offering. Raymond James acted as lead co-manager for the offering.

An automatically effective shelf registration statement relating to the securities offered in the public offering described above was filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2021. The offering was made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A final prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus may also be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com, Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200, or by email at ecm.prospectus@evercore.com; Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com, or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 500 West 33rd Street, New York, NY 10001, by telephone at (833) 690-2713, or by email at cmclientsupport@wellsfargo.com.

No securities were offered or sold, directly or indirectly, in Canada or to any resident of Canada.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Contacts:

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Jack Spinks

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Mary Klem

(604) 678-1388

media@zymeworks.com